Exhibit 99.1

WebEx Announces Stock Repurchase Program

SAN JOSE, Calif., July 29, 2004—WebEx Communications, Inc. (Nasdaq: WEBX) today announced that its board of directors has authorized a one-year stock repurchase program of up to $40 million of its common stock.

About WebEx Communications, Inc.
WebEx Communications, Inc. is the world’s leading provider of web communications services. WebEx is used across the enterprise in sales, support, training, marketing, engineering and product design. WebEx meetings simulate the spontaneity and interactivity of face-to-face meetings by allowing users to share presentations, applications, documents and desktop, with full-motion video and integrated telephony. WebEx provides carrier-class services using its MediaTone communications platform deployed over the WebEx MediaTone Network, a high-speed global network specifically designed for real-time web communications. With its unique information-switching technology, multimedia capabilities and standards-based APIs, MediaTone is the dial tone for Web communications. WebEx Communications is based in San Jose, California and has regional headquarters in Europe, Australia and Asia. Please call toll free (877) 509- 3239 or visit http://www.webex.com/ for more information.

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This press release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may be identified by use of the terms anticipates, believes, continue, could, estimates, expects, intends, may, plans, potential, predicts, should or will, or the negative of those terms or similar expressions. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those described in such statements as a result of these risks and uncertainties. In particular, these forward looking statements include, but are not limited to, statements regarding WebEx’s planned repurchase program. Factors which could contribute to risks and uncertainties include, but are not limited to, the prerogative of the WebEx Board of Directors to change the duration of the program or cancel a portion or all of the planned amount of the repurchase, the effect of WebEx management’s selection of the timing and amount of particular repurchase transactions during the life of the program, and the impact of general economic conditions. A fuller discussion of the risks and uncertainties that could affect WebEx Communications, Inc. is set forth in WebEx Communications, Inc.’s filings with the Securities and Exchange Commission, including WebEx’s Quarterly Report on Form 10-Q filed on May 10, 2004. WebEx Communications, Inc. assumes no obligation to update forward-looking information contained in this press release.